Exhibit 10.2

Third Amendment to Lease

This Third Amendment to Lease (this “Amendment”) is by and between PDM 850 Unit, LLC, a Delaware limited liability company (“Landlord”), and Alkermes, Inc., a Pennsylvania corporation ( “Tenant”) and is executed as of this 15 day of May, 2014.

WHEREAS, Landlord and Tenant are parties to a certain Lease dated as of April 22, 2009, as amended by that certain First Amendment to Lease dated June 15, 2009, as amended by a Second Amendment to Lease (the “Second Amendment”) dated November 12, 2013 (together, the “Lease”) with respect to certain premises (the “Premises”) located at 850 Winter Street, Waltham, Massachusetts;

WHEREAS, Tenant was acquired by merger by Alkermes PLC, an Irish public limited company (the “Guarantor”), and Landlord desires to have Guarantor guarantee Tenant’s obligations under the Lease; and

WHEREAS, Tenant desires to utilize certain portions of the parking garage located in the basement of the Building for storage as identified on Exhibit A, attached (“Storage Areas”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Undefined Terms.  All capitalized terms used herein and not herein defined shall have the meanings set forth in the Lease.

2.                                      Guaranty.  Tenant has, on the date of this Amendment, delivered a lease guaranty in the form attached as Exhibit B (the “Guaranty”) to Landlord from Guarantor.

3.                                      Storage Areas.   Landlord agrees to license to Tenant the Storage Areas, in their “as is” condition, subject to the following terms.  The term of the license of the Storage Areas shall be co-terminus with the term of the Lease and Tenant shall have no obligation to pay Base Rent for the Storage Areas. Landlord shall not be required to provide any services to the Storage Areas.  The Storage Areas shall not be included for the purpose of determining Tenant’s Pro Rata Share of Operating Expenses and Taxes pursuant to the Lease.  To the extent applicable to Tenant’s use of and conduct in the Storage Areas, the provisions of the Lease shall apply.  Except as set forth above, all other expenses associated with the use and occupancy of the Storage Areas shall be payable by Tenant. Tenant shall be responsible for securing the Storage Areas by use of fencing or another method reasonably approved by Landlord (the parties acknowledging that he existing fencing meets the requirements of this sentence). In connection with the creation of the Storage Areas, Tenant’s right to total parking spaces and non-designated parking spaces located in the parking garage pursuant to Section 20.10 of the Lease, as previously amended, are each hereby reduced by two (2) spaces. Landlord shall have the right to relocate one or more of the Storage Areas in the basement of the Building from time to time at no cost to Tenant upon at least 30 days’ prior written notice to Tenant, in which case the parties shall prepare a replacement Exhibit A to this Amendment and, if such relocated Storage Areas do not affect the availability of parking spaces in the basement, Tenant shall be entitled to the reinstatement of the previously affected parking spaces in an amount equal to the number of parking spaces made available on account of such relocation (but not to exceed two spaces in any event).

4.                                      Miscellaneous.

(a) Section 2.05(a) of the Lease is hereby amended by deleting the first (1st), second (2nd) and third (3rd) sentences thereof and substituting the following:

“The Letter of Credit Amount shall be increased by Tenant (via amendment to the then-existing Letter of Credit or by supplying Landlord with a replacement Letter of Credit) by the amount of $1,500,000 if Guarantor fails, at any time during the term of this Lease, to meet the Financial Test (as hereinafter defined).  The “Financial Test” shall mean that Guarantor, on a consolidated basis, has unrestricted cash, cash equivalents and short-term investments, as determined in accordance with generally accepted accounting principles, consistently applied, equal to at least $50,000,000 in United States dollars.  If, at any time after the Letter of Credit is increased pursuant to the foregoing, Guarantor subsequently meets the Financial Test for three complete calendar quarters in a row and reasonably evidences the same to Landlord, then, provided that Tenant is not then in default beyond applicable notice or cure periods and no Bankruptcy Event (as defined below) is then in effect, Tenant shall be entitled to reduce the Letter of Credit by the amount of $1,500,000 (but to an amount equal to no less than $1,493,105.25) until such time, if any, that Guarantor subsequently fails to meet the Financial Test.”

(b) Section 10.02 of the Lease is hereby modified by adding, as the last sentence, the following: “Tenant shall provide Landlord, on the same terms and conditions, with similar statements to those in (f), (g) and (h) above from the Guarantor with respect to the Guaranty.”

(c) References in Sections 14.01(e) and (f) of the Lease to “Tenant” are hereby modified to mean “Tenant or Guarantor”.

(d) The provisions of Section 20.09 of the Lease are hereby amended and restated in their entirety as follows:

“If, at any time, Guarantor ceases to be a publicly traded company subject to the reporting requirements of the SEC, then, upon the written request of Landlord, Guarantor, within 30 days following the end of each fiscal quarter occurring during the term shall furnish to Landlord an accurate, up-to-date financial statement of Guarantor showing Guarantor’s financial condition for the immediately preceding fiscal quarter and, with respect to the fourth fiscal quarter, the fiscal year, such annual statement to be audited if available, together with a certification from Guarantor’s chief financial officer as to whether Guarantor then complies with the Financial Test.  Tenant shall also use commercially reasonable efforts to provide the foregoing annual financial statements for any Transferee of more than 33% of the Premises that is not a publicly traded company subject to the reporting requirements of the SEC.  If any such financial statements are not publicly available, Landlord shall treat the financial statements confidentially, but shall be permitted to provide them to prospective and current lenders and prospective purchasers who agree to treat them with the same degree of confidentiality.”

(e) References to “PDM Unit 850, LLC”, which appear in certain places in the Lease and the prior amendments to Lease, are hereby revised to mean “PDM 850 Unit, LLC”, correcting a scrivener’s error in those documents.

(f) Section 5 of the Second Amendment is hereby amended be deleting the number “fifteen (15)” in the sixteenth line of Section 5 and replacing it with the number “five (5)”.

5.                                      Authority.  Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b) Tenant has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Tenant of this Amendment (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Amendment; and (d) this Amendment is a valid and binding obligation of Tenant enforceable in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

Landlord warrants and represents that (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; (b)  Landlord has duly executed and delivered this Amendment; (c) the execution, delivery and performance by Landlord of this Amendment (i) are within the powers of Landlord, (ii) have been duly authorized on behalf of Landlord by all requisite action and (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Landlord is a party or by which it or any of its property is bound; and (d) this Amendment is a valid and binding obligation of Landlord enforceable in accordance with its terms.  This warranty and representation shall survive the termination of the Lease.

6.                                      Brokerage.  Landlord and Tenant each represent and warrant that they have not directly or indirectly dealt with any broker in connection with this Amendment.

7.                                      Ratification.  Except as hereby amended, the Lease shall remain in full force and effect, is hereby ratified and confirmed, and remains unchanged.

8.                                      Governing Law.  This Amendment shall be governed by and construed and enforced in accordance with the laws of the state in which the Property is located.

9.                                      Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment under seal as of the date first noted above.

PDM 850 UNIT, LLC

By:	PD Winter Street, LLC, its sole member

By :	/s/ PAUL R. MARCUS
Name: Paul R. Marcus
Title: A Member of Its Executive Committee

ALKERMES, INC.

By:	/s/ JAMES M. FRATES
Name: James M. Frates
Title: Chief Financial Officer

Exhibit A

Storage Area

BASEMENT STORAGE PLAN
STORAGE AREA
STORAGE AREA
STORAGE AREA

1"= 40'

850 Winter Street
Basement Plan

ELKUS | MANFREDI
ARCHITECTS

Exhibit B

[See Form of Guaranty, Attached]

Guaranty

850 Winter Street

Waltham, Massachusetts, USA

Guaranty dated as of May         , 2014, by the undersigned Alkermes PLC, a company registered under the laws of Ireland with company number 498284 and having its registered office at Connaught House, 1 Burlington Road, Dublin, 4 (the “Guarantor”).

BACKGROUND

PDM 850 Unit, LLC (“Landlord”) and Alkermes, Inc. (“Tenant”) are parties to a Lease dated as of April 22, 2009, as previously amended by a First Amendment to Lease dated June 18, 2009, a Second Amendment to Lease dated November 12, 2013, and a Third Amendment to Lease dated as of the date hereof (as the same may hereafter be amended, the “Lease”) for certain premises at 850 Winter Street, Waltham, Massachusetts.  Tenant is a subsidiary of Guarantor. Guarantor acquired Tenant by merger and is entering into this Guaranty in connection with the execution and delivery of the Third Amendment.

AGREEMENT

1.                                      Guarantor hereby unconditionally guarantees to Landlord, its successors and assigns, upon Landlord’s first demand, the full payment of all amounts payable by Tenant, its successors and assigns under the Lease and performance and observance of all the covenants, conditions and agreements in the Lease provided to be performed and observed by Tenant, its successors and assigns, whether now existing or hereafter arising, for the entire term of the Lease, as it may be extended (the “Term”), and to any holdover term thereafter, for the entire Premises.  Guarantor waives notice of non-payment of rent, additional charges, or any other amounts to be paid by Tenant under the Lease, and waives notice of default or non-performance of any of Tenant’s other covenants, conditions and agreements contained in the Lease.  Guarantor further waives, to the fullest extent permitted by law, any and all legal, equitable and/or surety defenses whatsoever to which Guarantor might otherwise be entitled, provided that Guarantor shall have the benefit of any defense that would be available to Tenant under the Lease (including without limitation the defense of performance) except any defenses that would arise by virtue of Tenant being adjudged bankrupt or insolvent.

2.                                      Guarantor agrees that its liability under this Guaranty shall be primary and joint and several with Tenant and that in any right of action which shall accrue to Landlord under the Lease, Landlord may, at its option, proceed against Guarantor, without having commenced any action or having obtained any judgment against Tenant.

3.                                      The individual(s) executing this Guaranty on behalf of Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that such individual is duly authorized to execute and deliver this Guaranty on behalf of Guarantor, that this Guaranty is a valid and binding obligation of Guarantor enforceable in accordance with its terms, and that this Guaranty violates no law, rule, regulation, agreement or contract applicable to or binding on Guarantor.

4.                                      Guarantor further agrees as follows:

a.                                      Any and all claims of any nature which Guarantor may now or hereafter have against Tenant are hereby subordinated to the full and final cash payment to Landlord of all obligations under the Lease and under this Guaranty.  Without limiting the generality of the foregoing, prior to the full and final cash payment to Landlord of all obligations under the Lease and under this Guaranty, Guarantor agrees that he or she shall not:  (i)  make any claim of liability of Tenant to Guarantor or assert any set-off or counterclaim against Tenant whether by reason of paying any sum due or recoverable under this Guaranty (whether or not demanded by Landlord); or (ii) attempt to prove in competition with Landlord any claim regarding any payment made under this Guaranty.  To the extent that the exercise by Guarantor of any such right would impair the ability of Tenant to fully perform and observe all the covenants and conditions in the Lease on the Tenant’s part to be performed and observed, Guarantor waives any rights of subrogation, any rights to enforce any right or remedy of Landlord against Tenant, and any right to participate in any collateral held or payment received by Landlord until such full and final cash payment is made.

b.                                      In the event of avoidance, disgorgement, reduction, reconveyance or recovery of any payment from Tenant to Landlord as a preference under any laws relating to the bankruptcy, reorganization or liquidation of debtors, or as a so-called fraudulent conveyance, or under any other applicable law, Landlord shall be entitled to recover on demand the amount of such payment from Guarantor as if such payment had never been made by Tenant.

c.                                       Guarantor represents and warrants to Landlord, as an inducement for Landlord to enter into and execute the Lease, that Guarantor has a financial interest in the Tenant.

5.                                      Guarantor further agrees to be responsible to the Landlord for any reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in successfully enforcing any obligations of Guarantor under this Guaranty.

6.                                      Guarantor’s liability hereunder shall be ascertained as though the Guarantor was itself the tenant under the Lease, jointly and severally with Tenant, and the Guarantor’s obligations hereunder shall not be affected or impaired by any relief of Tenant from Tenant’s obligations under the Lease by operation of law or otherwise including, without limitation, in connection with proceedings under the bankruptcy laws now or hereafter enacted, or similar laws for the relief of debtors.

7.                                      Guarantor hereby irrevocably and unconditionally submits to personal jurisdiction in The Commonwealth of Massachusetts over any suit, action or proceeding arising out of this Guaranty or out of the Lease, and Guarantor hereby waives any right to object to personal jurisdiction within The Commonwealth of Massachusetts.  The initiation of any suit, action or proceeding by Landlord against any Guarantor or any property of Guarantor in any other jurisdiction shall not constitute a waiver of the agreements contained herein that the law of The Commonwealth of Massachusetts shall govern the rights of Landlord and the rights and obligations of Guarantor under this Guaranty, and that Guarantor submits to personal jurisdiction within The Commonwealth of Massachusetts.  Guarantor hereby waives any right to a trial by jury for any claim arising under this Guaranty.

8.                                      If any term of this Guaranty, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Guaranty, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.

9.                                      Guarantor further expressly agrees that the validity of this Guaranty and the obligations of Guarantor under this Guaranty shall not be terminated or in any way affected or impaired by reason of the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease, or by reason of the waiver or failure by Landlord to enforce any of the terms, covenants or conditions of the Lease, this Guaranty, or any other guaranty of the Lease (if any), or by reason of the granting of any indulgence or extension to Tenant, or Guarantor, or to any other guarantor (if any), all of which may be given or done by Landlord from time to time without notice to Guarantor.

10.                               This Guaranty shall be governed by the laws of the Commonwealth of Massachusetts (other than with respect to principles of conflicts of laws thereunder), except that issues relating to this arbitration clause and any arbitration hereunder shall be governed by the Federal Arbitration Act, Chapters 1 and 2.  Any controversy or claim arising out of or relating to this Guaranty shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association.  In the event of any such election the following provisions shall apply.  There shall be one (1) arbitrator.  The place of the arbitration shall be (and the hearings shall be conducted in) Boston, Massachusetts.  Judgment on the award(s) rendered by the arbitrator may be entered into any court having jurisdiction thereof.  Guarantor hereby waives all objection which it may have at any time to the laying of venue of any proceedings brought in such courts, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such party.

10.                               Guarantor appoints Douglas McLaughlin, having an address at c/o Langer & McLaughlin, LLP, 855 Boylston Street, 6th Flor, Boston, MA 02116, as Guarantor’s agent for service of process in any action under this Guaranty. Nothing in this paragraph shall be deemed to restrict or otherwise limit Landlord’s right to initiate proceedings before the competent courts of Ireland in order to obtain injunctive or interim measures, including without limitation an action to obtain provisional payment under the present Guaranty, as the case may be.  So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Guaranty, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of Guarantor in any such court.

11.                               Capitalized terms used and not defined in this Guaranty shall have the same meanings as in the Lease.

Executed as a sealed Massachusetts instrument.

GUARANTOR:

GIVEN under the Common Seal of
ALKERMES PLC
and DELIVERED as a deed:

Director

Director / Secretary